Exhibit 99.2

CONTINENTAL MATERIALS CORPORATION
REPORTS AUDITED 2006 RESULTS

CHICAGO, March 30 — Continental Materials Corporation (AMEX; CUO) today reported net income of $2,042,000, $1.27 per diluted share for the fiscal 2006 year on sales of $158,767,000. In the prior year, net income was $2,758,000, $1.69 per diluted share on sales of $138,999,000.

The increase in sales was realized primarily in the Concrete, Aggregates and Construction Materials segment as a result of both volume and price increases. The volume increase was chiefly due to three large industrial construction projects in the Pueblo area. Price increases were instituted in response to higher raw material costs, principally cement and fuel. The decline in net income for the 2006 year compared to the 2005 level was primarily related to the Heating and Cooling segment. Pricing decisions made to retain and expand sales to a national home center account reduced selling prices on furnaces and the related profit margin. A substantial increase in copper prices coupled with increases in aluminum and steel also narrowed margins on fan coils. Selling and administrative expenses in the Heating and Cooling segment were substantially higher in 2006 reflecting the addition of sales, engineering and other support staff and the opening of a sales and service center in Oklahoma City. Other expenses related to computer system upgrades, marketing support software and general business consultants also contributed to the lower earnings from this segment in 2006. The expenditures were made to bolster the company’s sales and marketing capabilities particularly in the fan coil market and to strengthen this segment’s business organization in general. Management believes these actions will improve the company’s future performance.

Net income for the fourth quarter of 2006 was $384,000 or 24 cents per diluted share on sales of $40,455,000. Net income for the fourth quarter of 2005 was $1,063,000, or 66 cents per diluted share on sales of $34,554,000. Operating income in the fourth quarter of 2006 was $978,000 compared to $1,536,000 in the prior year. In the prior year, operating income included a $544,000 gain on the sale of some real estate adjacent to one of our batch plants in Colorado Springs. The additional expenses in the Heating and Cooling segment previously discussed, also contributed to the lower operating income in the 2006 quarter.

The effective income tax rate for 2006 was increased for adjustments made to state taxes while the effective rate for 2005 had been reduced primarily for adjustments made to the accrual for tax contingencies as a result of the closure of tax years subject to audits by taxing authorities.

CAUTIONARY STATEMENT— Statements in this document that are not historical facts are forward-looking statements. It is important to note that the company’s actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those suggested in the forward-looking statements is contained in the company’s Annual Report on Form 10-K for the year ended December 30, 2006 filed with the Securities and Exchange Commission, as the same may be amended from time to time. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and shareholder values of the company may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond the company’s ability to control or predict. Shareholders are cautioned not to put undue reliance on forward-looking statements. In addition, the company does not have any intention or obligation to update forward-looking statements after the date hereof, even if new information, future events, or other circumstances have made them incorrect or misleading. For those statements, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

CONTINENTAL MATERIALS CORPORATION

SUMMARY OF SALES AND EARNINGS

	Three Months Ended		Year Ended
	December 30,	December 31,	December 30,	December 31,
	2006	2005	2006	2005

Sales	$40,455,000	$34,554,000	$158,767,000	$138,999,000

Operating Income	978,000	1,536,000	3,849,000	4,052,000

Interest (expense), net	(260,000)	(50,000)	(808,000)	(565,000)

Other income (expense)	(73,000)	(36,000)	116,000	71,000

Income before income taxes	645,000	1,450,000	3,157,000	3,558,000

Provision for income taxes	261,000	387,000	1,115,000	800,000

Net income	$384,000	$1,063,000	$2,042,000	$2,758,000

Basic earnings per share	$.24	$.66	$1.27	$1.72
Weighted average shares outstanding	1,605,000	1,605,000	1,605,000	1,602,000

Diluted earnings per share	$.24	$.66	$1.27	$1.69
Weighted average shares outstanding	1,605,000	1,605,000	1,605,000	1,632,000